Canary XRP ETF 10-K

Exhibit 97.1

Canary Capital Group LLC

Compensation Recovery Policy

I. Explanation of the Rule

This policy (this “Recovery Policy”) is applicable to Canary Capital Group LLC (“Canary”). Canary acts as the investment manager, sponsor or other similar role with respect to various investment funds (the “Funds”) investing primarily in one or more digital assets that are not securities under the Securities Act of 1933, the Exchange Act of 1934 (as amended, the “Exchange Act”), the Investment Advisers Act of 1940 and the Investment Company Act of 1940. As of the adoption date, Canary has no compensation arrangements that would be subject to this Recovery Policy and has no current expectation of implementing any such arrangements. However, Canary is adopting this Recovery Policy in order to comply with the applicable Rules of The Nasdaq Stock Market (the “Exchange”) (and any other securities exchange on which the Funds’ interests are listed in the future), which such Recovery Policy will only apply in the event Canary awards any Incentive-Based Compensation.

The beneficial interests of certain of the Funds are listed for trading on the Exchange, and are thus subject to the Rules of the Exchange (the “Listed Funds”). The Exchange requires that specific corporate governance and disclosure policies be established by issuers of any security listed or applying to list on the Exchange. Issuers of any security that are listed pursuant to the Rules of the Exchange must comply with all of the provisions of Rule 5608, which requires issuers to adopt and comply with a written Recovery Policy providing that the issuer will recover reasonably promptly the amount of erroneously awarded Incentive-Based Compensation in the event that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

II. Formal Citation of the Rule

Exchange Rule 5608, adopted in accordance with Rule 10D-1 under the Exchange Act

III. Responsible Compliance Officer

Chief Compliance Officer

IV. Purpose

The purpose of this Recovery Policy is to establish a framework for the potential recovery of erroneously awarded Incentive-Based Compensation in the event that officers of a Listed Fund are granted such compensation in the future. This Recover Policy aims to promote accountability, safeguard the interests of the Listed Fund’s investors, and ensure compliance with applicable regulations.

V. Policy and Procedures

This Recovery Policy applies to all Executive Officers of the Listed Funds, Canary, the sponsor of the issuer(s), and any other Executive Officer that exercises management or control over the Listed Funds (see Section V - Scope & Definitions) and outlines the procedures and principles that would be followed in the event of such compensation being awarded in the future.

Canary commits to promptly recover erroneously awarded Incentive-Based Compensation. Canary will initiate a recovery process in the event a Listed Fund is obligated to prepare an accounting restatement due to material noncompliance with securities laws, encompassing corrections of material errors in previously issued financial statements or addressing errors that would result in a material misstatement if uncorrected in the current period.

Canary will adhere to the below subsequent recovery steps in the event there is a need to recover erroneously awarded compensation:

•	Upon identification of an error or violation triggering recovery, Canary, in consultation with legal and financial experts, will conduct a thorough review.
•	The officer involved will be given an opportunity to provide relevant information and present their case before a final decision is made.
•	Canary will consider mitigating factors, such as the officer’s level of involvement, knowledge, and any steps taken to prevent or rectify the error.

Canary will initiate the recovery process promptly upon the discovery of errors or violations and work towards recovering the amount within a reasonable timeframe. As part of the repayment mechanism, the recovered amount may be deducted from future Incentive-Based Compensation or any other compensation due to the officer. In cases where recovery through future compensation is not feasible, the officer may be obligated to repay the amount directly to the Listed Fund or Canary, as applicable.

Canary will communicate the recovery action to shareholders, regulatory bodies, and other stakeholders as required by applicable laws and regulations. Transparency will be maintained to the extent permitted by law. Each Listed Fund will file all disclosures with respect to the Recovery Policy in accordance with the requirements of the Federal securities laws, including any disclosure required by the applicable regulatory filings.

Canary will review this policy periodically and make any necessary amendments to comply with changes in regulations or best practices.

VI. Scope and Definitions

1.	This policy applies to all Incentive-Based Compensation received by a person:

(a) After beginning service as an Executive Officer;

(b) Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;

(c) While the Listed Fund has a class of securities listed on a national securities exchange or a national securities association; and

(d) During the three completed fiscal years immediately preceding the date that the Listed Fund is required to prepare an accounting restatement as described in Exchange Rule 5608(b)(1). In addition to these last three completed fiscal years, this Recovery Policy applies to any transition period (that results from a change in a Listed Fund’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Listed Fund’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months is be deemed a completed fiscal year. A Listed Fund’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

2.	For purposes of determining the relevant recovery period, the date that a Listed Fund is required to prepare an accounting restatement as described in Exchange Rule 5608(b)(1) is the earlier to occur of:

a.	The date the Listed Fund’s board of directors, a committee of the board of directors, or the officer or officers of the Listed Fund (or persons serving equivalent functions) are authorized to take such action, or, if board action is not required, concludes, or reasonably should have concluded, that the Listed Fund is required to prepare an accounting restatement as described in Exchange Rule 5608(b)(1); or

b.	The date a court, regulator, or other legally authorized body directs the Listed Fund to prepare an accounting restatement as described in Exchange Rule 5608(b)(1).

3.	The amount of Incentive-based Compensation that must be subject to the Company’s recovery policy (“erroneously awarded compensation”) is the amount of Incentive-based Compensation received that exceeds the amount of Incentive-based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For Incentive-based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:

a.	The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was received; and

b.	The Listed Fund must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

4.	Canary will be obligated to recover erroneously awarded compensation in accordance with this Recovery Policy in all cases, except for any such case where a committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Canary board (or persons serving in similar capacities), make a determination that recovery would be impracticable for any of the following reasons:

a.	Impracticability may be determined if the direct expense paid to a third party for policy enforcement exceeds the amount to be recovered. Before such a determination, Canary will attempt reasonable recovery efforts, document them, and provide such documentation to the Exchange before deeming recovery impracticable.

b.	Impracticability due to violation of home country law where such laws was adopted before November 28, 2022. Before concluding impracticability for such reason, Canary will obtain an opinion from home country counsel, acceptable to the Exchange, confirming that recovery would result in such a violation, and provide such opinion to the Exchange.

c.	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5.	The Listed Funds are prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of erroneously awarded compensation.

6.	The Listed Funds must file all disclosures with respect to the Recovery Policy in accordance with the requirements of Federal securities laws, including the disclosure required by the applicable U.S. Securities and Exchange Commission filings.

7.	Definitions:

•	Executive Officer. An executive officer is the issuer’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Executive officers of the issuer’s parent(s) or subsidiaries are deemed executive officers of the issuer if they perform such policy making functions for the issuer. In addition, when the issuer is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the issuer is a trust, officers, or employees of the trustee(s) who perform policy-making functions for the trust are deemed officers of the trust. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of paragraph Exchange Rule 5608(b)(1)(v) would include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).

•	Financial reporting measures. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

•	Incentive-Based Compensation. Incentive-Based Compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

•	Received. Incentive-based compensation is deemed received in the issuer’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

VII. Attachments

None

Policy Adopted Effective as of January 1, 2026